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                                                                       Exhibit 5


                      [LETTERHEAD OF CUMMINGS & LOCKWOOD]


                                 August 25, 1998



Analysis & Technology, Inc.
Route 2
PO Box 220
North Stonington, CT   06359

            Re:  Analysis & Technology, Inc.
                 Registration Statement on Form S-8

Dear Sirs:

            We have acted as special counsel for Analysis & Technology, Inc., a Connecticut corporation (the "Corporation"), in connection with its registration statement on Form S-8 being filed on August 25, 1998 (the "Registration Statement") relating to 150,000 shares (the "Shares") of common stock, no par value (the "Common Stock"), of the Corporation which may be issued upon the exercise of options pursuant to the Corporation's 1998 Stock Option Plan (the 1998 "Plan") and to additional shares which may be issued pursuant to other stock option plans of the Company.

            In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records, and other instruments as we have deemed necessary or appropriate for the purpose of rendering this opinion, including: (a) the Certificate of Incorporation of the Corporation; (b) the By-Laws of the Corporation; (c) the Registration Statement; (d) the minutes of the meetings of the Board of Directors and shareholders of the Corporation relating to the approval of the 1998 Plan; and (e) the 1998 Plan.

            Based upon the foregoing, we are of the opinion that the Shares will, upon issuance in accordance with the provisions of the 1998 Plan, be validly issued, fully paid, and nonassessable.
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Analysis & Technology, Inc.               -2-                   August 25, 1998

            The opinion contained herein is qualified as follows. While it is our understanding that the Corporation does not now have any issued but not outstanding shares, the Corporation may use currently issued shares of its Common Stock which it may hereafter acquire to satisfy its obligation to deliver shares under the 1998 Plan in lieu of issuing new shares. As an opinion with respect to any such treasury shares which might be delivered to satisfy obligations under the 1998 Plan would require a review of all issuances of stock by the Corporation from the date of its incorporation, the opinion contained herein is intentionally and specifically limited to those shares which may hereafter be issued by the Corporation for delivery pursuant to the 1998 Plan. In addition, the opinion contained herein does not relate to any shares of the Company's Common Stock which may be issued upon exercise of options granted under the Company's other stock option plans referred to in the Registration Statement since opinions with respect to such shares were filed as exhibits to the prior registration statements relating to such plans.

            We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.



                                    Very truly yours,



                                    /s/Cummings & Lockwood